EXHIBIT 10.53

CONDITIONS AGREEMENT

This Conditions Agreement shall be effective as of February 15, 2016 (the "Effective Date") by and between SPIRIT BEAR LIMITED ("Spirit Bear"), COOL TECHNOLOGIES, INC., and f/k/a HPEV, Inc. ("CoolTech"); each of Spirit Bear and CoolTech individually a "Party" or collectively, the "Parties."

WHEREAS, the Parties are signatories to that certain Settlement and Release Agreement, effective as of May 1, 2015 (the "SRA"), to resolve with finality all issues related to and arising directly and indirectly from previous agreements between them and litigations in connection therewith; and

WHEREAS, the Parties are signatories to that certain First Amendment to Settlement Agreement, effective as of May 1, 2015 (the "FASA"), to amend certain terms and provisions of the May 1 SRA; and

WHEREAS, the Parties and other signatories to the SRA and FASA amended certain provisions of the SRA and FASA pursuant to that certain Waiver of Performance and Second Amendment to Settlement Agreement (the "SASA") executed contemporaneously herewith; and

WHEREAS, as a result of a dispute between it and Spirit Bear, Bailey Kennedy has delivered to HPEV a Notice of Attorneys' Lien, asserting certain rights in money or property that is the subject of the SRA, FASA and SASA (the "BK Lien"); and

WHEREAS, Spirit Bear is engaged in a litigation with Bruce Jaeger ("Jaeger"), in the Supreme Court for the State of New York, County of New York, under Index Number 162077/2014, captioned Jaeger v Spirit Bear Ltd. (the "Jaeger Litigation"); and

WHEREAS, the Court in the Jaeger Litigation has issued an Order restraining Spirit Bear from "making or suffering any sale, assignment or transfer of or interference with any property in which it has an interest except as provided in CPLR 5222(b)" (the "Jaeger Restraint"); and

WHEREAS, a condition precedent to the parties closing on the transaction contemplated by the terms of the SASA is Spirit Bear's obtaining (i) Bailey Kennedy's consent to such transaction or an order from a court of competent jurisdiction, or other applicable authority, approving and permitting such transaction or satisfaction of the BK Lien and (ii) the expiration of the Jaeger Restraint;

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

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Recitals and Definitions. The foregoing recitals are effective terms of this Indemnification Agreement and are incorporated herein by reference. Capitalized terms utilized herein not otherwise defined shall have the same definitions as attributed to them in the SRA, FASA and SASA.

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Conditions Precedent to Closing. Neither Spirit Bear nor Cooltech shall be obligated to close on the transaction contemplated by the SASA unless and until (i) either (a) Bailey Kennedy provides written consent to such transaction or (b) the issuance of an order from a court of competent jurisdiction, or other applicable authority, approving and permitting such transaction or (c) satisfaction of the BK Lien and (ii) the expiration or termination of the Jaeger Restraint (the "Conditions Precedent to Closing").

Any dates for performance provided for in the SASA shall be deemed adjourned, by consent of the parties, until fifteen (15) business days after the occurrence of the Conditions Precedent to Closing, time being of the essence.

To avoid any confusion, neither Cooltech nor HPEV may or shall take any action required under the SASA until the occurrence of the Conditions Precedent to Closing.

3.	Termination. This Agreement may be terminated solely by Spirit Bear at any time prior to the satisfaction of the Conditions Precedent to Closing. Such termination shall be effective upon written notice by Spirit Bear to Cooltech that is elects to terminate this Agreement. Such notice shall be given in accordance with the notice provisions set forth in the SRA.

4.	Cooperation. Each Party shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the Conditions Precedent to Closing, including, without limitation, executing any documents reasonably required in order to obtain: (a) Bailey Kennedy's written consent to the transaction (b) the issuance of an order from a court of competent jurisdiction, or other applicable authority, approving and permitting the transaction notwithstanding the BK Lien; and (c) the expiration or termination of the Jaeger Restraint.

IN WITNESS WHEREOF, the Parties have each caused this Indemnification Agreement to be executed by their duly authorized respective representatives.

SPIRIT BEAR LIMITED		COOL TECHNOLOGIES, INC. f/k/a HPEV INC.

By:	/s/ Jay Palmer	By:	/s/ Timothy Hassett
Name:	Jay Palmer	Name:	Timothy Hassett
Title:	President	Title:	CEO